Exhibit 10.48
MASTER SERVICES AGREEMENT
THIS MASTER SERVICES AGREEMENT (the “MSA”) between DataBank Holdings Ltd., a Texas limited partnership with offices at 2626 Cole Avenue, Suite 200, Dallas, Texas 75204 (“DataBank”) and RealPage, Inc., a Delaware corporation with offices at 4000 International Parkway, Carrollton, Texas 75007 (“Customer”) is made effective as of the date indicated below the Customer signature on the initial Order Form submitted by Customer and accepted by DataBank.
ARTICLE 1 — INTRODUCTION
     1.1 General. This MSA sets forth the terms and conditions of DataBank’s delivery and Customer’s receipt of any or all of the services provided by DataBank, including Professional Services. The specific Services to be provided under this MSA are identified in the Order Forms submitted by Customer and accepted by DataBank and described in detail in the Order Forms and/or Statements of Work attached to each Order Form. The service levels DataBank will provide to Customer for each Service ordered, other than Professional Services, are defined in detail in the Service Level Agreements. Each Service Level Agreement and Order Form submitted, accepted and executed by both parties is hereby incorporated by reference into this MSA. This MSA is intended to cover any and all Services ordered by Customer and provided by DataBank. Any terms set forth in this MSA which apply specifically to a service not ordered by Customer, will not apply to Customer.
     1.2 Definitions. Capitalized terms used and not elsewhere defined in this MSA, have the meanings given them in Schedule 1.2 to this MSA.
ARTICLE 2 — DELIVERY OF SERVICES AND TERM
     2.1 Delivery of Services.
          (a) General. By submitting an Order Form, Customer agrees to take and pay for, and, by accepting the Order Form, DataBank agrees to provide, the Services specified on the Order Form during the Initial Term and for any Renewal Term, as specified in Section 2.2(b).
     2.2 Term of Services.
          (a) Commencement of Initial Term. The term for each Service will commence on the Service Commencement Date and continue for the Initial Term.
          (b) Renewal Terms. Each Service will continue automatically for additional one (1) year terms, unless Customer notifies DataBank in writing at least thirty (30) days prior to the end of the Initial Term or a Renewal Term, as applicable, that it has elected to terminate such Service, in which case such Service shall terminate at the end of such term. The termination of any Service will not affect Customer’s obligations to pay for other Services. Notwithstanding the foregoing, DataBank may change or increase the prices it charges Customer for any Service after the

Initial Term for any Renewal Term; provided, where DataBank proposes any change or increase in prices, it shall provide to Customer written notice of any such change or increase no less than forty-five (45) days prior to the expiration of the Initial Term or any Renewal Term; and provided further, in no event shall any such changed or increased price be greater than 107% of the price for the Initial Term, and thereafter, 105% of the price for any subsequent Renewal Term. Where DataBank proposes any change or increase in electricity charges hereunder, it shall provide to Customer written notice of any such change or increase no less than forty-five (45) days prior to the expiration of the Initial Term or any Renewal Term. Any such increase in electricity charges to Customer shall be at a rate proportional to any electricity rate increase DataBank pays its electricity provider; provided however, at Customer’s request, DataBank shall provide to Customer documentary evidence of any electricity rate increase imposed on DataBank that DataBank wishes to pass on to Customer through an increase in the electricity charge to Customer. DataBank is obligated to provide and Customer is obligated to pay for each Service through its Initial Term and any Renewal Term.
ARTICLE 3 — PAYMENT TERMS FOR FEES AND EXPENSES
     3.1 Fees and Expenses. Customer will pay all fees and expenses due according to the prices and terms listed in the Order Forms. The prices listed in the Order Forms will remain in effect during the Initial Term indicated in the Order Forms and will continue thereafter, unless modified in accordance with Section 2.2(b).
     3.2 Payment Terms. On the Service Commencement Date for each Service, Customer will be billed an amount equal to all non-recurring charges indicated in the Order Form and the monthly recurring charges for the first month of the term. Monthly recurring charges for all other months will be billed in advance of the provision of Services. All other charges for Services received and expenses incurred during a month (e.g., time and materials billing fees, travel expenses, etc.) will be billed at the end of the month in which the Services were provided. All invoices will be generated net thirty (30). Customer will pay all invoices within ten (10) days of the due date of any such invoice. All payments will be made in the United States in U.S. dollars.
     3.3 Late Payments. Any payment not received within ten (10) days of the due date, based on Net 30 terms, will accrue interest at a rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If at any time during the Term of this MSA, there is a material and adverse change in Customer’s payment history, which shall be determined by DataBank in its sole and reasonable discretion, DataBank may, upon written notice to Customer, modify the payment terms to require full payment before the provision of all Services or require a deposit or other assurances to secure Customer’s payment obligations under this MSA. For the purposes hereof, an “adverse change in Customer’s payment history” shall occur when any invoice is paid more than thirty (30) days after the due date of such invoices two or more times in any twelve (12) month period.
     3.4 Billing Disputes. If Customer in good faith disputes any portion of any DataBank invoice, Customer shall submit to DataBank, by the due date, full payment of the undisputed portion of the invoice and written documentation indentifying and substantiating the disputed amount.

DataBank and Customer agree to use their respective commercially reasonable efforts to resolve any dispute within thirty (30) days after DataBank receives written notice of this dispute from Customer. Any disputed amounts resolved in favor of Customer shall be credited to Customer’s account on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to DataBank shall be due within ten (10) days of the resolution of from the dispute.
     3.5 Taxes. All fees charged by DataBank for Services are exclusive of all regulatory fees, surcharges, taxes and similar fees now in force or enacted in the future imposed on the transaction or the delivery of Services, all of which Customer will be responsible for and will pay in full, except for franchise taxes and taxes based on DataBank’s net income.
ARTICLE 4 — CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY OWNERSHIP; LICENSE GRANTS
     4.1 Confidential Information.
          (a) Nondisclosure of Confidential Information. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party’s business, plans, customers, technology, and products, and other information held in confidence by the other party (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Confidential Information will also include, but not be limited to, DataBank Technology, Customer Technology, and the terms and conditions of this MSA and all documents incorporated by reference into this MSA. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this MSA, nor disclose to any third party (except as required by law or to that party’s attorneys, accountants and other advisors as reasonably necessary), any of the other party’s Confidential Information. Each party also agrees that it will take reasonable precautions to protect the confidentiality of the other party’s Confidential Information, at least as stringent as it takes to protect its own Confidential Information, using no less than a reasonable degree of care.
          (b) Exceptions. Information will not be deemed Confidential Information under this MSA if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this MSA by the receiving party; or (iv) is independently developed by the receiving party. The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice.
     4.2 Intellectual Property.

          (a) Ownership. Except for the rights expressly granted in this MSA, this MSA does not transfer from DataBank to Customer any DataBank Technology, and all right, title and interest in and to DataBank Technology will remain solely with DataBank. Except for the rights expressly granted in this MSA, this MSA does not transfer from Customer to DataBank any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with Customer. DataBank and Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.
          (b) General Skills and Knowledge. Notwithstanding anything to the contrary in this MSA, DataBank will not be prohibited or enjoined at any time by Customer from utilizing any skills or knowledge of a general nature acquired during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of DataBank.
     4.3 License Grants.
          (a) By DataBank. DataBank hereby grants to Client a nonexclusive, royalty-free license, during the term of this MSA, to use the DataBank Technology solely for purposes of using the Services. Customer shall have no right to use the DataBank Technology for any purpose other than using the Services.
          (b) By Customer. Customer agrees that if, in the course of performing the Services, it is necessary for DataBank to use Customer Technology, DataBank is hereby granted and shall have a nonexclusive, non-transferable, royalty-free license, during the term of this MSA, to use the Customer Technology solely for the purposes of delivering the Services to Customer. DataBank shall have no right to use the Customer Technology for any purpose other than providing the Services.
ARTICLE 5 — DATABANK REPRESENTATIONS AND WARRANTIES
     5.1 General.
          (a) Authority and Performance of DataBank. DataBank represents and warrants that (i) it has the legal right and authority to enter into this MSA and perform its obligations under this MSA, and (ii) the performance of its obligations and delivery of the Services to Customer will not violate any applicable U.S. laws or regulations, including OSHA requirements, or cause a breach of any agreements with any third parties. In the event of a breach of the warranties set forth in this Section 5.1(a), unless the breach constitutes a default hereunder for which another remedy applies, Customer’s sole remedy is termination pursuant to Article 10.
     5.2 Service Warranties.
          (a) Service Level Warranty. Subject to the exceptions set forth in the Service Level Agreement applicable to a specific Service, DataBank warrants that it will provide each

Service at or above the service levels defined in the applicable Service Level Agreement (the "Service Level Warranty”).
          (b) Remedies. In the event that DataBank fails to provide a Service at the level required by the Service Level Warranty, Customer’s only remedies are those set forth in the Service Level Agreement applicable to that Service (the “Remedies”).
          (c) Customer Must Request Remedies. In order to receive any of the Remedies, Customer must notify DataBank in writing within thirty (30) days from the time Customer becomes eligible to receive such Remedies. Failure to comply with this requirement will forfeit Customer’s right to receive such Remedies.
          (d) Maximum Remedy. Other than for instances of personal injury (including death) and damage to tangible personal property, or for damages arising from DataBank’s willful misconduct or gross negligence, the aggregate maximum Remedy for any and all failures to provide Services at the level required by a particular Service Level Agreement that occur in a single calendar month shall not exceed the maximum set forth in such Service Level Agreement.
          (e) Termination Option for Chronic Problems. Customer may terminate a specific Service if the Customer experiences Chronic Problems (as defined in the applicable Service Level Agreement) with such Service. Customer must provide DataBank written notice of termination for Chronic Problems as specified in the Service Level Agreement and such termination will be effective as provided in the Service Level Agreement.
          (f) THE SERVICE LEVEL WARRANTY SET FORTH IN THIS SECTION 5.2 DOES NOT APPLY TO (I) ANY PROFESSIONAL SERVICES; (II) ANY SUPPLEMENTAL SERVICES; OR (III) ANY SERVICES THAT EXPRESSLY EXCLUDE THIS SERVICE LEVEL WARRANTY (AS STATED IN THE SERVICE LEVEL AGREEMENTS FOR SUCH SERVICES).
          (g) Scheduled Maintenance. In the event DataBank determines that it is necessary to interrupt Service or that there is a potential for Service to be interrupted for the performance of scheduled maintenance, DataBank will provide Customer no less than forty-eight (48) hours prior written notice of the requirement prior to the performance of such maintenance and will schedule such maintenance during non-peak hours (midnight to 6:00 A.M. local time). In no event shall any scheduled maintenance under this section 5.2(g) exceed two (2) hours of downtime of redundant services per month. In no event shall interruption for scheduled maintenance constitute a failure of performance by DataBank, provided however, any emergency maintenance shall constitute a failure of performance by DataBank subject to the Service Level Warranties hereunder.
     5.3 Service Performance Warranty. DataBank warrants that it will perform the Services in a good and workmanlike manner consistent with industry standards reasonably applicable to the performance thereof, using personnel with the requisite levels of education, skill and experience to perform the Services as herein required.

     5.4 Warranty of Noninfringement and Title. DataBank represents and warrants to Customer that DataBank owns or otherwise possesses the intellectual property , including without limitation, the DataBank Technology, required to provide the Services required for DataBank’s performance hereunder, and that DataBank’s license of the DataBank Technology and provision of the Services hereunder will not infringe or misappropriate any third party intellectual property (but excluding any infringement contributory caused by RealPage, where, but for such contributory infringement, no such claim for infringement would have arisen).
     5.5 SAS 70 Audit. Within five (5) business days of execution of this Agreement, DataBank represents, warrants and covenants that it will deliver to Customer a SAS 70 Type 1 audit (using control objectives that are reasonably satisfactory to RealPage) (the “SAS 70 Audit”). Thereafter, DataBank shall deliver to RealPage on or before [January 1] of each year during the Initial Term and any Renewal Term hereunder a SAS 70 Audit for the then current audit period.
     5.6 No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE 5, DATABANK DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. DATABANK DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE.
     5.7 Disclaimer of Actions Caused by or Under the Control of Third Parties. DATABANK DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM DATABANK’S NETWORK AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES WHO ARE NOT AGENTS OR CONTRACTORS OF DATABANK AT TIMES, ACTIONS OR INACTIONS OF SUCH THIRD PARTIES CAN IMPAIR OR DISRUPT CUSTOMER’S CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF). ALTHOUGH DATABANK WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ALL ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, DATABANK CANNOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR. ACCORDINGLY, EXCEPT FOR THE OBLIGATIONS TO TAKE EFFORTS TO AVOID OR LESSEN THE EFFECTS OF OR REMEDY SUCH EVENTS, DATABANK DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.
ARTICLE 6 — CUSTOMER REPRESENTATIONS, WARRANTIES AND OBLIGATIONS
     6.1 Representations and Warranties of Customer.
          (a) Authority and Performance. Customer represents and warrants that (i) it has the legal right and authority to enter into this MSA and perform its obligations under this MSA, and (ii) the performance of its obligations and use of the Services (by Customer, its customers and users) will not violate any applicable laws, regulations or the Acceptable Use Policy or cause a breach of any agreements with any third parties or unreasonably interfere with other DataBank customers’ use of DataBank services.
          (b) Breach of Warranties. In the event of any breach of any of the foregoing warranties and such breach is not remedied within fifteen (15) business days after notice specifying the default, in addition to any other remedies available at law or in equity, DataBank will have the right, in its sole reasonable discretion, to suspend immediately any related Services if deemed reasonably necessary by DataBank to prevent any material harm to DataBank and its business. Once cured, DataBank will promptly restore the Services.
     6.2 Compliance with Law and Acceptable Use Policy. Customer agrees that it will use the Services only for lawful purposes and in accordance with this MSA. Provided DataBank supplies to Customer a copy of the Applicable Use Policy, Customer will comply at all times with all applicable laws and regulations and the Acceptable Use Policy, as updated by DataBank and supplied to Customer from time to time as such updates are made. The Acceptable Use Policy are incorporated into this MSA and made a part of this MSA by this reference. DataBank may change the Acceptable Use Policy upon fifteen (15) days’ notice to Customer. In the event DataBank updates or amends the Acceptable Use Policy in a manner that Customer believes, in the reasonable exercise of its judgment, should Customer accede to the updates or amendments, shall adversely restrict or affect the operation of its business, Customer may terminate this Agreement without penalty, or payment of any termination fee or liquidated damages, by providing thirty (30) days prior written notice to DataBank. Customer agrees that it has received, read and understands the current version of the Acceptable Use Policy. The Acceptable Use Policy contains restrictions on Customers and Customer’s users’ online conduct (including prohibitions against unsolicited commercial email) and contains penalties for violations of such restrictions. Customer agrees to comply with such restrictions and, in the event of a failure to comply, Customer agrees to be subject to the penalties in accordance with the Acceptable Use Policy. Customer acknowledges that DataBank exercises no control whatsoever over the content of the information passing through Customer’s sites and that it is the sole responsibility of Customer to ensure that the information it and its users transmit and receive complies with all applicable laws and regulations and the Acceptable Use Policy.
     6.3 Accesses and Security. Except with the advanced written consent of DataBank, Customer’s access to the DataBank Data Centers will be limited solely to the Representatives as set forth in the Customer Registration Form which is hereby incorporated by reference into this MSA.
     6.4 Restrictions on Use of Services. Customer shall not, without the prior written consent of DataBank (which may be withheld in its sole discretion), resell the Services to any third parties.
     6.5 Damage to DataBank Data Centers and other Equipment. Customer shall be responsible for any damage or destruction to the DataBank Data Centers, DataBank equipment or other Customer’s equipment caused by the negligence or willful misconduct of Customer, its Representatives or designees.
ARTICLE 7 — INSURANCE

     7.1 DataBank Minimum Levels. DataBank agrees to keep in full force and effect during the term of this MSA: (i) comprehensive general liability insurance in an amount not less than $2 million per occurrence for bodily injury and property damage and (ii) workers’ compensation insurance in an amount not less than that required by applicable law. DataBank agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in DataBank’s and its agents’ industries.
     7.2 Customer Minimum Levels. In order to provide customers with physical access to facilities operated by DataBank and equipment owned by third parties, DataBank is required by its insurers to ensure that each DataBank customer maintains adequate insurance coverage. Customer agrees to keep in full force and effect during the term of this MSA: (i) comprehensive general liability insurance in an amount not less than $2 million per occurrence for bodily injury and property damage and (ii) workers compensation insurance in an amount not less than that required by applicable law. Customer agrees that it will ensure and be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain insurance coverage at levels no less than those required by applicable law and customary in Customer’s and its agents’ industries.
     7.3 Certificates of Insurance; Naming DataBank as an Additional Insured. Prior to any access of the DataBank Data Centers by any Representative or other agent or employee of Customer, Customer will (i) deliver to DataBank certificates of insurance which evidence the minimum levels of insurance set forth above; and (ii) cause its insurance providers to name DataBank as an additional insured as its interests may appear, and notify DataBank in writing of the effective date thereof.
ARTICLE 8 — LIMITATIONS OF LIABILITY
     8.1 Personal Injury. EACH REPRESENTATIVE AND ANY OTHER PERSON VISITING A DATABANK DATA CENTER DOES SO AT ITS OWN RISK. DATABANK ASSUMES NO LIABILITY WHATSOEVER FOR ANY HARM TO SUCH PERSONS RESULTING FROM ANY CAUSE OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF DATABANK.
     8.2 CONSEQUENTIAL DAMAGES WAIVER. EXCEPT FOR A BREACH OF SECTION 4.1 (“CONFIDENTIAL INFORMATION”) OF THIS MSA, IN NO EVENT WILL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER FOR ANY TYPE OF INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. FURTHER, NO CAUSE OF ACTION WHICH ACCRUED MORE THAN TWO (2) YEARS PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST EITHER PARTY.

     8.3 Basis of the Bargain; Failure of Essential Purpose. The parties agree that the limitations and exclusions of liability and disclaimers specified in this MSA represent the parties’ agreement as to the allocation of risk between the parties in connection with DataBank’s obligations under this MSA and that such limitations, exclusions and disclaimers will survive and apply even if found to have failed of their essential purpose. Customer acknowledges that DataBank has informed it that DataBank has set its prices and entered into this MSA in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth in this MSA.
ARTICLE 9 — INDEMNIFICATION
     9.1 Indemnification. Each party will indemnify, defend and hold the other harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) resulting from any claim, suit, action, or proceeding (each, an “Action”) brought by any third party against the other or its affiliates (including without limitation, the directors, officers and employees of such parties) alleging (i) the infringement or misappropriation of any intellectual property right relating to the delivery or use of the Services (but excluding any infringement contributorily caused by the other party where, but for such contributory infringement, no such claim for infringement would have arisen); (ii) personal injury caused by the negligence or willful misconduct of the other party; and (iii) any violation of or failure to comply with the Acceptable Use Policy. Customer will indemnify, defend and hold DataBank, its affiliates and customers harmless from and against any and all Losses resulting from or arising out of any Action brought against DataBank, its affiliates or customers alleging any damage or destruction to the DataBank Data Centers, DataBank equipment or other customers’ equipment caused by the negligence or willful misconduct of Customer, its Representatives or designees.
     9.2 Notice. Each party’s indemnification obligations under this MSA shall be subject to (i) receiving prompt written notice of the existence of any Action; (ii) being able to, at its option, control the defense of such Action; (iii) permitting the indemnified party to participate in the defense of any Action; and (iv) receiving full cooperation of the indemnified party at the indemnified party’s expense in the defense thereof.
ARTICLE 10 — TERMINATION
     10.1 Termination by Customer For Cause. Subject to and not in substitution of the obligation undertaken by DataBank in any Service Level Warranty or the Colocation Agreement, if (a) DataBank fails to perform a particular Service under this MSA and does not remedy such failure within thirty (30) days following written notice from Customer (provided, however, if the breach is of a nature that reasonably takes more than thirty (30) days to cure, the time period to cure shall be extended to the period reasonably required to effect such cure, provided DataBank commences such cure within the thirty (30) day period and diligently prosecutes such cure to completion), (b) or if DataBank terminates any Colocation Addendum to the MSA into which the parties have entered, for any reason other than uncured breach by Customer, Customer may terminate such Service or this Agreement in its entirety, without any further payment, including without limitation, any penalty, or payment of any termination fee or liquidated damages except for the payment of accrued but unpaid charges. If DataBank is unable to provide Service for fifteen (15) consecutive days due to a Force Majeure event as defined in Section 11.1, Customer may terminate the affected Service without liability or payment, including without limitation, any without penalty, or payment of any termination fee or liquidated damages.
     10.2 Termination by Customer for Convenience. Customer may, at any time and without cause, terminate any Service upon thirty (30) days written notice to DataBank, provided the following: (i) if Customer terminates any Service prior to the applicable Service Commencement Date, Customer shall reimburse DataBank for all costs of implementation of terminated Service; or (ii) if Customer terminates any Service after the applicable Service Commencement Date, Customer shall immediately pay DataBank (a) all charges for Services previously rendered, and (b) fifty percent (50%) of the fees due DataBank from Customer for the remaining term if terminated in the first year of the Initial Term, and thirty three percent (33%) of the fees due DataBank from Customer for the remaining term of the Initial Term if terminated in the second year or third year. During any Renewal Term, Customer may, at any time and without cause, terminate any Service upon thirty (30) days written notice to DataBank, provided, Customer shall immediately pay DataBank an amount equal to fifty percent (50%) of the fees due DataBank from Customer for the remaining balance of the then current Renewal Term. Customer acknowledges that DataBank will suffer damages if a Service is terminated prior to the expiration of the Initial Term or any Renewal Term as the case may be and that the aforementioned payment is a genuine pre-estimate of liquidated damages that DataBank will suffer and not a penalty.
     10.3 Termination by DataBank. DataBank may terminate this MSA or any Service with no further liability if (i) Customer fails to make an undisputed payment as required under this MSA and such failure is uncorrected for ten (10) calendar days following written notice from DataBank, or (ii) Customer fails to perform any other material obligation under this MSA and does not remedy such failure within thirty (30) days following written notice from DataBank (hereinafter collectively referred to as “Customer Default”). In the event of a Customer Default, DataBank shall have the right to: (i) suspend Service to Customer; (2) cease processing or accepting orders for Service; and/or (iii) terminate this MSA or any Service. If DataBank terminates this MSA due to a Customer Default, Customer shall remain liable for all charges outlined in Section 10.2 herein. Each party agrees to pay the other’s reasonable expenses (including attorney and collection agency fees) incurred in enforcing that party’s rights in the event of a default by the other party . It is the express intent and understanding of the parties that, this MSA and Service Orders hereunder being one integrated agreement and not separate, severable contracts, Customer’s rights to early termination of any Service is not a right to “reject”, on an individual basis, any Service or any Service Order pursuant to federal bankruptcy laws.
     10.4 Termination on Expiration of all Services. Either party may terminate this MSA, effective as of the date specified in written notice of termination provided to the other party, if all Services have been terminated in accordance with the procedures in Section 2.2(b) or if no Order Forms are in effect.
     10.5 No Liability for Termination. Neither party will be liable to the other for any termination or expiration of any Service or this MSA in accordance with its terms.

     10.6 Effect of MSA Termination. Upon the effective date of termination of this MSA:
          (a) DataBank will immediately cease providing the Services;
          (b) any and all payment obligations of Customer under this MSA for Services through any applicable term will immediately become due;
          (c) within ten (10) days of such termination, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement; provided; however, should a party retain any such Confidential Information pursuant to any such legal or accounting record keeping requirements, the obligations of Article 4 concerning the protection of such Confidential Information shall survive with regard to such Confidential Information; and
     10.7 Termination Assistance. Notwithstanding the provisions of Section 10.6, upon the termination of this MSA for any reason, DataBank will provide to Customer such termination assistance relating to the Services, at DataBank’s then current standard rates, as may be reasonably requested in writing by Customer. DataBank’s obligation to provide assistance pursuant to this Section 10.7 is limited to a period of fifteen (15) days (the “Assistance Period”). Customer will pay DataBank, on the first day of the Assistance Period and as a condition to DataBank’s obligation to provide termination assistance to Customer during the Assistance Period, an amount equal to DataBank’s reasonable estimate of the total amount payable to DataBank for such termination assistance for the Assistance Period.
     10.8 Survival. The following provisions will survive any expiration or termination of this MSA: Articles 3, 8, 9, 10 and 11 (excluding Section 11.2) and Sections 4.1, 4.2, and 5.4.
ARTICLE 11 — MISCELLANEOUS PROVISIONS
     11.1 Force Majeure. Except for the obligation to make payments, neither party will be liable for any failure or delay in its performance under this MSA due to any cause beyond its reasonable control, including, but not limited to, acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet (not resulting from the actions or inactions of DataBank) (each a “Force Majeure Event”), provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance. The foregoing notwithstanding, no failure or delay in performance shall be excused as a Force Majeure Event hereunder where such failure or delay could have been avoided by the party that experiences the Force Majeure Event through implementation by it of an industry standard program of business continuity, business recovery or disaster recovery.
     11.2 No Lease; MSA Subordinate to Master Lease. This MSA is a services agreement and is not intended to and will not constitute a lease of any real property. Customer acknowledges and agrees that (i) it has been granted only a license to use the DataBank Data Centers in accordance with this MSA; (ii) Customer has not been granted any real property interest in the DataBank Data Centers; (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances; (iv) this MSA, to the extent it involves the use of space leased by DataBank, shall be subordinate to any lease between DataBank and its landlords; and (v) the expiration or termination of any such lease shall terminate this MSA as to such property subject to Customer retaining any rights or claims it may have against DataBank arising from the expiration or termination of such lease. DataBank shall not have the power, authority or right to create and shall not permit any lien or encumbrance, including without limitation, tax liens, mechanics’ liens, or other liens or encumbrances to be placed on the Customer equipment or other Customer property in any DataBank Data Center. Provided DataBank has complied with the requirements of Article 7. Customer hereby waives and releases any claims or rights to make a claim that it may have against the landlords under any lease by DataBank with respect to any equipment or property of Customers’ located in the premises demised to DataBank by such landlords.
     11.3 Marketing. Customer agrees that during the term of this MSA DataBank may publicly refer to Customer upon prior written notice and approval, in writing as a Customer of DataBank.
     11.4 Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this MSA without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.
     11.5 Non-Solicitation. During the Term of this MSA and continuing through the first anniversary of the termination of this MSA, each party agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other party or by a party contracted by DataBank to provide Services to Customer; provided however, that the foregoing restriction will not prevent a party from employing any such person who contacts it on his or her own initiative without any direct or indirect solicitation by or encouragement from such party, including without limitation, persons responding to general advertisements or search consultants who contact candidates on their own initiative without identification by such party.
     11.6 No Third Party Beneficiaries. DataBank and Customer agree that, except as otherwise expressly provided in this MSA, there shall be no third party beneficiaries to this MSA, including but not limited to the insurance providers for either party or the customers of Customer.
     11.7 Governing Law; Dispute Resolution. This MSA and the rights and obligations of the parties created hereby will be governed by and construed in accordance with the internal laws of the State of Texas without regard to its conflict of law rules and specifically excluding from application to this MSA that known as the United Nations Convention on the International Sale of Goods. The parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this MSA. Failing such amicable settlement, any controversy, claim, or dispute arising under or relating to this MSA, other than those related to ownership of Confidential

Information, but including the existence, validity, interpretation, performance, termination or breach thereof, shall finally be settled by arbitration in accordance with the Arbitration Rules (and if Customer is a non-U.S. entity, the International Arbitration Rules) of the American Arbitration Association (“AAA”). There will be three (3) arbitrators (the “Arbitration Tribunal”), the first of which will be appointed by the claimant in its notice of arbitration, the second of which will be appointed by the respondent within thirty (30) days of the appointment of the first arbitrator and the third of which will be jointly appointed by the party-appointed arbitrators within thirty (30) days thereafter. The language of the arbitration shall be English. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party shall bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal and the AAA. This MSA will be enforceable, and any arbitration award will be final, and judgment thereon may be entered in any court of competent jurisdiction. The arbitration will be held in Dallas, Texas, USA. Notwithstanding the foregoing, claims for preliminary injunctive relief, other pre-judgment remedies, and claims for Customer’s failure to pay for Services in accordance with this MSA may be brought in a state or federal court in the United States with jurisdiction over the subject matter and parties.
     11.8 Severability. In the event any provision of this MSA is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this MSA will remain in full force and effect.
     11.9 Waiver. The waiver of any breach or default of this MSA, or the failure to exercise any right provided for in this MSA, will not constitute a waiver of any subsequent breach, default or right, and will not act to amend or negate the rights of the waiving or non-exercising party.
     11.10 Assignment. Customer may assign this MSA in whole as part of a corporate reorganization, consolidation, merger, sale of all or substantially all of its assets, or transaction or series of related transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting power of Customer. Customer may not otherwise assign its rights or delegate its duties under this MSA either in whole or in part without the prior written consent of DataBank, and any attempted assignment or delegation without such consent will be void. DataBank may assign this MSA in whole or part with prior written notice to Customer; provided, Customer, in the sole exercise of its discretion, may terminate this Agreement by written notice to DataBank without further payment, including without limitation, any penalty, or payment of any termination fee or liquidated damages, upon receipt from DataBank of its intent to assign this Agreement.. DataBank also may delegate the performance of certain Services to third parties, including DataBank’s wholly owned subsidiaries, provided DataBank controls the delivery of such Services to Customer and remains responsible to Customer for the delivery of such Services. This MSA will bind and inure to the benefit of each party’s successors and permitted assigns.
     11.11 Notice. Any notice or communication required or permitted to be given under this MSA may be delivered by hand, deposited with an overnight courier, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed on the Order Form or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is delivered, mailed, faxed or sent, whichever is earlier.

     11.12 Relationship of Parties. DataBank and Customer are independent contractors and this MSA will not establish any relationship of partnership, joint venture, employment, franchise or agency between DataBank and Customer. Neither DataBank nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided in this MSA.
     11.13 Article and Section Headings; Pronouns; Plural and Singular. The article and section headings in this MSA are for reference purposes only and shall not affect the meaning or interpretation of this MSA. References in this MSA to a designated “Article” or “Section” refer to an Article or Section of this MSA unless otherwise specifically indicated. All pronouns used in this MSA shall be construed as including both genders and the neuter. All capitalized defined terms used in this MSA are equally applicable to their singular and plural forms.
     11.14 Entire Agreement. This MSA, the Service Level Warranty, the Service Order, and schedules and all documents incorporated into this MSA by reference, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all of the prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this MSA. Any additional or different terms in any Order Form or other response by Customer shall be deemed objected to by DataBank without need of further notice of objection, and shall be of no effect or in any way binding upon DataBank.
     11.15 Counterparts and Originals. This MSA may be executed in counterparts, which together shall constitute a single agreement. Delivery by telephonic facsimile or electronic mail transmission of a signed counterpart of this MSA shall be effective as delivery of a manually signed counterpart. Once signed, any reproduction of this MSA made by reliable means (e.g., photocopy, facsimile) is considered an original.
     11.16 Amendments. This MSA may be amended or changed only by a written document signed by authorized representatives of DataBank and Customer in accordance with this Section 11.16.
     11.17 Interpretation of Conflicting Terms. In the event of a conflict between or among the terms in this MSA, the Service Level Agreements, the Order Forms, Statements of Work and any other document made a part hereof, the documents shall control in the following order: the Order Form with the latest date, Statements of Work, the Service Level Agreements, this MSA and other documents.

     Authorized representatives of Customer and DataBank have read the foregoing Master Services Agreement and all documents incorporated into the Master Services Agreement and agree and accept such terms effective as of the date first referenced above.

CUSTOMER:		DATABANK:

Signature: Print Name:	/s/ Kevin Plemons Kevin Plemons	Signature: Print Name:	/s/ Patrick Guadalajara Patrick Guadalajara
Title:	Director of IT	Title:	President
Date:	6/29/07	Date:	6/6/07
This Master Services Agreement incorporates the following documents when applicable:
•	Service Orders

•	Addendums

•	Service Level Agreements

•	Statements of Work

•	Acceptable Use Policy

•	Schedules

DATABANK
MASTER SERVICES AGREEMENT SCHEDULE 1.2—DEFINITIONS
     The following defined terms are equally applicable in their singular and plural forms:
          (a) “Customer Registration Form” means the list that contains the names and contact information (e.g. pager, email and telephone numbers) of Customer and the individuals authorized by Customer to enter the DataBank Data Centers, as delivered by Customer to DataBank and amended in writing from time to time by Customer.
          (b) “Customer Technology” means Customer’s proprietary technology, including Customer’s Internet operations design, content, data, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this MSA by either party.
          (c) “Initial Term” means the minimum term for which DataBank will provide the Services to Customer, as indicated on the Order Forms.
          (d) “Order Form” means any of the forms specifying the Services, and the term and prices of such Services, to be provided by DataBank to Customer that are executed by Customer and accepted by DataBank.
          (e) “Professional Services” means any professional or consulting service provided by DataBank to Customer to the extent described in a Statement of Work.
          (f) “Renewal Term” means any service term following the Initial Term, as specified in Section 2.2 of the MSA.
          (g) “Representatives” mean the individuals identified in writing on the Customer Registration Form and authorized by Customer to enter the DataBank Data Centers.
          (h) “Acceptable Use Policy” means the DataBank general Acceptable Use Policy governing Customer’s use of Services, including, but not limited to, online conduct, and the obligations of Customer and its Representatives in the DataBank Data Centers.
          (i) “Services” means the specific services provided by DataBank as described on the Order Forms.
          (j) “Service Commencement Date” means the later of (i) the requested commencement date indicated on an Order Form or (ii) the date Service is first made available to Customer.

          (k) “Service Level Agreement” is the detailed definition of service levels that DataBank will provide to Customer for a specific Service.
          (l) “Service Level Warranty” is described and defined in Section 5.2 of the MSA.
          (m) “Statement of Work” means the detailed descriptions of the Professional Services attached to Order Forms and executed by the parties.
          (n) “DataBank Data Center” means any of the facilities used by DataBank to provide the Services.
          (o) “DataBank Technology” means DataBank’s proprietary technology, including DataBank Services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by DataBank or licensed to DataBank from a third party) and also including any derivatives, improvements, enhancements or extensions of DataBank Technology conceived, reduced to practice, or developed during the term of this MSA by either party that are not uniquely applicable to Customer or that have general applicability in the art.
          (p) The terms “written” and “in writing” mean anything reduced to a tangible form by a party, including a printed, photocopy, facsimile or hand written document but excluding email or other electronic formats.

COLOCATION ADDENDUM TO THE “MSA”
     Colocation Services Addendum
     This Colocation Services Addendum (“Addendum”) is part of and incorporated in the Master Services Agreement under which DataBank provides DataBank Service to Customer (the “MSA”).
     1.1. Colocation License. DataBank shall grant Customer a license to occupy, access, locate, operate, repair, replace, upgrade and maintain certain Customer provided computer and telecommunications equipment, or for Roof Access Colocation certain antenna, free space optics devices, mounting and other customary supporting equipment, (“Equipment”) for the purpose of connecting the Equipment within a portion of a DataBank datacenter in accordance with this Addendum (“Colocation Service”). The space allocated to Customer for Colocation Services (“Space”) is accepted “as-is” by Customer and DataBank makes no representation as to the fitness of the Space for the Customer’s intended purpose. No work related to Colocation Service shall commence until the MSA and the relevant Service Order(s) are executed by both parties.
     1.2 Interconnection of Equipment. Only upon the express written consent of DataBank may Customer interconnect Equipment to DataBank or a third party. If Customer should interconnect the Equipment with equipment or services of any entity, including DataBank, without written consent Customer shall be in breach of this Addendum and the MSA and DataBank may pursue any legal or equitable remedy, including but not limited to the immediate termination of the license granted in this Addendum.
     1.3. Cross Connect. All cross connects of Equipment with DataBank or any third party shall be established under the reasonable control and direction of DataBank. Monthly recurring charges (“MRC(s)”) and non-recurring charges (“NRC(s)”) for cross connects may apply to connections between Equipment and the equipment or cable of any third parties. There are no MRCs or NRCs for connecting directly to DataBank’s network.
     1.4 Customer Liability. Customer shall be responsible for damages resulting from its violation of this Addendum and Customer accepts full responsibility and will indemnify DataBank for loss of or misuse of access codes or access cards and for any damage caused by Customer’s Equipment. DataBank’s approval of any Customer installation plans or drawings shall not relieve Customer of its responsibility and its obligation to indemnify DataBank as set forth in this Section 1.4.
2. Effective Date and Term. The “Colocation Effective Date” is the date upon which DataBank delivers the Colocation Service for the applicable Service Order and entitles DataBank to begin billing for the Colocation Service. Each Service Order placed under this Addendum shall have a Service Term of not less than one (1) year as indicated on such Service Order. Once the Colocation Effective Date has occurred, but subject to the terms of the MSA, Customer must pay for the Colocation Services through the end of the Service Term or Extension Period, if any, regardless of whether Customer is actually using the Colocation Service. The Colocation Effective Date shall be delayed until DataBank provides power to enable Customer to utilize the Space unless such failure is due to Customer’s failure to properly and timely provide information to DataBank in Customer’s Service Order. Notwithstanding, if a third party fails to provide service to the Customer’s ordered racks or cabinets by the Colocation Effective Date, whether ordered by the Customer or by DataBank on the Customer’s behalf, the Colocation Effective Date shall not be delayed.
     3.1 Pricing and Charges. The charge for Colocation Service includes monthly recurring charges (“MRC(s)”) and non-recurring charges (“NRC(s)”) as set forth in the Service Order Form and/or the quote (“Quote”) referenced in such Service Order Form. NRCs are charged on either a flat rate basis or an individual case basis (“ICB”) depending on the Colocation Service ordered. For example, an ICB NRC for installation is determined by Customer’s requirements for the Space. MRCs shall be payable in advance commencing on the Colocation Effective Date and shall also be payable on the first day of each calendar month thereafter during the Service Term or Extension Period. Charges for partial months shall be prorated. NRCs are billed as set forth in the Service Order and/or the Quote.
     3.2. Datacenter Access. Authorized Customer personnel shall have 24/7/365 access to the Space. Customer shall not have access to space until it is contractually obligated to obtain Colocation Services relating to such Space through the provisions of the Agreement or DataBank acceptance of a Service Order Form for that Space. Customer will designate an individual(s) responsible for maintaining an access list of approved customer personnel and contractors who are authorized to have access to Space on behalf of customer. Each authorized individual will be issued an access card prior to gaining access to the facility. DataBank may revoke the access of any individual to a site or Space for reasonable cause. Such revocation shall be effective immediately.
4. Delay of Service. If DataBank fails to make Colocation Services available within thirty (30) calendar days after the Colocation Effective Date set forth in the Service Order due to any reason other than the acts or omissions of Customer, Customer’s sole remedy shall be to cancel the Service Order which pertains to such Colocation Service by written notice to DataBank. DataBank shall not be liable to Customer in any way as a result of such delay or failure to tender possession and Customer shall not be liable for any charges accruing as a result of the canceled Service Order. DataBank shall promptly refund any charges attributable to such Service Order that Customer has paid.
5. Removal of Customer Equipment. All fixtures, excluding customer equipment, alterations, additions, repairs, improvements and/or appurtenances attached to or built into, on or about the Space or any conduit and/or pole prior to or during the Service Term, or Extension Period, if any, whether by DataBank at its expense or at the expense of Customer, or by Customer at its expense or by previous occupants of the Space, shall be and remain part of the Space and shall not be removed by Customer at the end of the Service Term or Extension Period, if any. Although Customer may be licensed to use certain conduit and/or pole, DataBank will retain all title to conduit and/or pole. Within thirty (30) calendar days after the end of the Service Term or Extension Period, if any, or Customer’s abandonment of any Space, or termination of this Addendum, the Agreement or the relevant Service Order, Customer shall remove all Customer Equipment from the Space at Customer’s sole cost under DataBank supervision. Customer shall provide DataBank with at least thirty (30) calendar days’ notice prior to such removal. All charges shall continue to apply until

Customer removes the Customer Equipment from the Space, but Customer shall not be entitled to use the Colocation Services after expiration or termination. If Customer fails to remove the same within said thirty (30) calendar day period, DataBank shall either: (a) remove Customer’s Equipment and issue an invoice to Customer for the cost of removal; or (b) notify Customer that DataBank elects to take ownership of such abandoned Customer Equipment, in which case Customer shall execute a bill of sale or other document evidencing DataBank title to such Customer Equipment. Customer shall surrender all colocation Space in substantially the same condition as existed when the Equipment was initially installed, reasonable wear and tear and casualty loss accepted. In the event any damage results from such removal, at DataBank’s election, Customer shall either repair the damage or pay the cost of repairs.
     6.1 Insurance. The Customer will carry or cause to be carried and maintained in force throughout the entire Service Term or Extension Period, if any, insurance coverage’s as described in paragraphs a. through d. below with insurance companies reasonably acceptable to DataBank. DataBank acknowledges that the carriers and limits of coverage set forth on Exhibit A are reasonably acceptable to DataBank. The limits set forth below are minimum limits and will not be construed to limit Customer’s liability. All costs and deductible amounts will be for the sole responsibility of the Customer.
     Colocation Services a. Worker’s Compensation insurance complying with the laws of the State or States having jurisdiction over each employee, whether or not Customer is required by such laws to maintain such insurance, and Employer’s Liability with limits of $500,000 each accident, $500,000 disease each employee, and $500,000 disease policy limit. b. Commercial or Comprehensive General Liability insurance on an occurrence form with a combined single limit of $2,000,000 each occurrence, and annual aggregate of $2,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and when applicable the explosion, collapse and underground exclusion will be deleted. c. Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles. d. All-risk property insurance covering Customer’s Equipment located in or on the POP or Transmission Site covering the full replacement cost value of the Equipment.
     6.2 Waiver of Subrogation. In each of the above described policies, Customer agrees to waive and will require its insurers to waive any rights of subrogation or recovery they may have against DataBank, its parent, subsidiary, or affiliated companies.
     6.3 Additional Insured. Under the policies described in Subsections 6.1 (b) and (c) above, DataBank, its parent, subsidiary and affiliated companies will be named as additional insured’s as respects Customer’s operations and as respects the Agreement, as their interests may appear. Any costs associated with naming DataBank, its parent, subsidiary and affiliated companies additional insured will be the responsibility of Customer. The policies described in Subsections 6.1 (b) and (c) above will serve as primary with respect to DataBank, its parent, subsidiary and affiliated companies, and any other insurance maintained by DataBank, its parent, subsidiary or affiliated companies is excess and not contributory with this insurance.

     6.4 Non-renewal. Non-renewal or cancellation of policies described above will be effective only after written notice is received by DataBank from the insurance company thirty (30) calendar days in advance of any such non-renewal or cancellation. Prior to the commencement of the Colocation Service hereunder, Customer will deliver to DataBank certificates of insurance on an ACORD 25 or 25S form evidencing the existence of the insurance coverage’s required above. In the event of a loss or claim arising out of or in connection with the work performed under the Agreement, Customer agrees, upon request of DataBank, to submit the original or a certified copy of its insurance policies for inspection by DataBank.
     6.5 No Obligation on DataBank. DataBank will not insure nor be responsible for any loss or damage, regardless of cause, to any Equipment or property of any kind, including loss of use thereof, owned, leased or borrowed by the Customer, its employees, servants or agents.
     6.6 Contractors. If Customer utilizes contractor(s) per this Addendum, then Customer shall require such contractor(s) to comply with these insurance requirements, Customer will supply subcontractor’s certificates of insurance to DataBank before any work commences.
     6.7 Landlord Requirements. The insurance requirements of this Section 6 shall be the insurance requirements under this Addendum unless more stringent requirements are made by the landlord pursuant to the lease relevant to the DataBank Data Center in question. In such event, Customer hereby agrees to comply with the landlord’s requirements under the lease, as the lease may be modified from time to time
     7.1 Limitations on Customer. Customer acknowledges that DataBank is granting only a license to occupy the Space and that DataBank is not granting any leasehold or other real property interests in the Space. Customer further agrees that neither this Addendum nor any interest created herein shall be assigned, mortgaged, subleased, encumbered or otherwise transferred, and that neither the Space nor any part thereof shall be encumbered in any manner by reason of any act or omission on the part of Customer. If Customer places third-party equipment in the Space: (i) only Customer shall enter the Space, (ii) no third party may inspect, operate, install, maintain, or remove such equipment, and (iii) such equipment shall be deemed Customer Equipment. Any attempt to allow the use or occupation of the Space by anyone other than Customer, or to assign, mortgage, sublease or encumber any rights under this Addendum by Customer shall, unless otherwise agreed to in writing by DataBank, be void and shall entitle DataBank to terminate Customer’s rights to occupy the Space or terminate this Addendum. DataBank’s agreement to any of these arrangements shall be in the sole discretion of DataBank. Customer shall maintain the Space in a safe and clean manner and shall not cause damage to the Space, adjacent property or cause any interference with the colocation service provided to others, use of the building by the landlord or other tenants in the building or the DataBank network. Customer shall coordinate any work it desires to perform in the DataBank Data Center with DataBank and the other licensees or tenants of the building in which the POP or Transmission Site is located.
     7.2 Limitations on DataBank. All Customer Equipment installed or located in the DataBank Data Center shall remain the property of Customer and shall never be deemed a fixture to any real property owned by DataBank or any third party, except as expressly set forth in this Addendum. Except as expressly provided herein, nothing in the Agreement shall give or convey to

DataBank any, right, title or interest in the Customer Equipment. DataBank shall not have the power, authority or right to create and shall not permit any lien or encumbrance, including without limitation, tax liens, mechanics’ liens, or other liens or encumbrances to be placed on the Customer Equipment or other Customer property in the Space or in any DataBank Data Center.
8. Eminent Domain. In the event of a taking by eminent domain (or a conveyance by any landlord of all or any portion of DataBank Data Center to an entity having the power of eminent domain after receipt of actual notice of the threat of such taking) of all or any portion of the DataBank Data Center so as to prevent, in DataBank’s sole discretion, the utilization by Customer of the Space in DataBank Data Center, relevant Service Order From(s) shall terminate as of the date of such taking or conveyance with respect to the Space which is affected by such taking or conveyance and the MRC paid or to be paid by Customer shall be reduced accordingly. Except as set forth below, Customer shall have no claim against DataBank for the value of the unexpired Service Term or Extension Period, if any, affected thereby (or any portion thereof) or any claim or right to any portion of the amount that might be awarded to the landlord of the DataBank Data Center or to DataBank as a result of any such payment for condemnation or damages. Nothing contained in this Addendum prohibits Customer from seeking any relief or remedy against the condemning authority in the event of an eminent domain proceeding that affects the Space.
9. Damage to Data Center. If fire or other casualty damages the building in which the DataBank Data Center is located, DataBank shall give notice to Customer of such damage as quickly as practicable under the circumstances. If a landlord or DataBank exercises an option to terminate a particular lease due to damage or destruction of the DataBank Data Center subject to such lease, or if DataBank decides not to rebuild such building or portion thereof in which the Space is located, all relevant pending Service Order(s) and all relevant Colocation Services and, as to such Space, this Colocation Addendum to MSA shall terminate as of the date of such exercise or decision as to the affected Space and the Colocation Service charges paid by Customer shall be modified accordingly. If neither the landlord of the DataBank Data Center nor DataBank exercises the right to terminate, DataBank shall restore the particular Space to substantially the same condition it was in prior to the damage, excluding reinstallation of any Customer Equipment, completing the same with reasonable diligence. In the event that DataBank shall fail to restore the affected Space within fifteen (15) days of the date of the fire or casualty loss, Customer shall thereupon have the option to terminate relevant pending Service Order(s) and relevant Colocation Services, and this Colocation Addendum to MSA, with respect to the affected Space, which option shall be the sole remedy available to Customer against DataBank under this Addendum and Agreement relating to such failure. If the Space or any portion thereof shall be rendered unusable by reason of such damage, the Colocation Service charge for such Space shall proportionately abate, based on the amount of square footage (or, at DataBank’s option, the number of rack/cabinet spaces) that is rendered unusable, for the period from the date of such damage to the date when such damage shall have been repaired for the portion of the Space rendered unusable.
10. Material Improvements. (i) If Customer desires to make improvements to the Space including installation of any Equipment deemed material and substantial as reasonably determined by DataBank, Customer shall submit all plans and specifications for such work to be performed to DataBank for written approval. Such approval shall not be unreasonably withheld or delayed. No construction may commence until DataBank has given its written approval. (ii) Customer shall not employ any contractor to perform material improvements unless previously approved in writing by DataBank (and approved in writing by the landlord if required by the lease); approval shall not be unreasonably withheld. Customer shall ensure that each contractor and subcontractor participating in or performing material improvements shall warrant that such work shall be completed free from all mechanic’s and/or materialman’s liens and free from any and all defects in workmanship and materials for the period of time which customarily applies in good contracting practice, but in no event for less than one (1) year after the acceptance of the work by Customer and DataBank. The aforesaid warranties of each such contractor and subcontractor and Customer shall include the obligation to repair or replace in a thoroughly first-class and workmanlike manner all defects in workmanship and materials without any additional charge. The contracts and subcontracts for performance of the material improvements shall set forth such warranties so that they shall inure to the benefit of DataBank and Customer as their respective interests may appear. Such warranties shall be so written that either Customer or DataBank can directly enforce them, and Customer shall give to DataBank any assignment or other assurance to effectuate the same.
11. Correction of Violations. If DataBank notifies Customer in writing of: a. a violation of Customer’s obligations under the Addendum or under other provisions of the Agreement relating to the DataBank Data Center, or b. any other circumstance or practice that, in DataBank’s reasonable opinion, is unsafe or otherwise unacceptable, and such violation, circumstance, or practice would have an adverse effect on DataBank, the landlord, DataBank’s other customers, the Space, or the DataBank Data Center, Customer shall promptly correct the problem. Without limiting the above obligation, Customer shall correct the problem within seven (7) calendar days or provide a written plan for correction to DataBank’s satisfaction together with a proposed completion date. If the problem is not resolved in seven (7) calendar days or within a longer time frame if agreed upon in writing by DataBank, DataBank shall have the option of either (i) correcting the problem with Customer paying the cost of such correction, or (ii) suspending the Colocation Service and disconnecting power and signal connects from Customer’s Equipment until Customer corrects the problem. If more than three (3) such violations occur within any six (6) month period, DataBank may require Customer to remove its Equipment from the Space(s) in question and shall have the right to terminate any Colocation Services at the DataBank Data Center, such suspension or termination shall not relieve Customer of its payment obligations. DataBank may correct conditions creating an immediate danger to persons or property without prior notice to Customer. Customer shall pay for the costs of DataBank’s correction of contractual or safety violations made pursuant to the provisions of this subsection.
     12.1 Colocation and Cross Connect Service Availability. Colocation Service and Cross Connect availability is a measurement of the percent of total time that Colocation Service power, cooling, and cross connects (Colocation Services’ as described below is available when measured over a thirty (30) day month (720 hour) period. Colocation Services are considered unavailable when there has been a loss of uninterruptible AC power supply (“UPS AC power”)), DC power, cross connect(s), or cooling to the Customer’s rack(s).
     12.2 Outage Credits. An Outage shall begin upon the earlier of DataBank’s actual knowledge of the Outage or DataBank’s receipt of notice from the Customer of the Outage. Subject to any other remedy available to Customer under any Service Level Warranty, if an Outage or series of Outages results in Colocation Services unavailability specified in Paragraph 12.1 above, Customer shall be entitled to a credit (“Outage Credit”) upon DataBank’s receipt of Customer’s written request for such Outage Credit. Such written request must be received by DataBank within thirty (30) calendar days of the Outage. If DataBank does not receive Customer’s written notice within such thirty (30) calendar day period, Customer shall be deemed to waive its right to the Outage Credit. The amount of the Outage Credit for Colocation Services shall be:

Length of outage:	Credit (% of MRC)
1 to 5 minutes	0%
6 minutes to 59 minutes	5%
1 hour to 2 hours 59 minutes	10%
3 hours to 4 hours 59 minutes	20%
5 hours to 7 hours 59 minutes	30%
8 hours to 11 hours 59 minutes	40%
12 hours to 14 hours 59 minutes	50%
15 hours or more	75%
     The maximum Outage Credit during any calendar month will not exceed one (1) month’s total MRC for the affected rack(s).
     In the event an Outage occurs more than three times within any twelve (12) month period (“Chronic Problems”), regardless of whether Customer notifies DataBank of such Outage and receives an Outage Credit, Customer may terminate this Agreement without penalty, or payment of any termination fee or liquidated damages, by providing thirty (30) days prior written notice to DataBank.
     12.3 Exceptions. Customer shall not receive an Outage Credit if the Outage is: (i) caused by the failure of AC power when UPS power is not purchased from DataBank (ii) caused by Customer or others authorized by Customer to use the Services under the Agreement, or those parties’ failure to follow DataBank procedures; (iii) due to the failure of power, facilities, equipment, systems or connections not provided by DataBank; (iv) due to a force majeure event as defined in the Agreement.
     12.4 Invoice Credit. Outage Credits shall be credited on Customer’s next monthly invoice for the affected Colocation Service provided that in the event the Service Term or Extension Period applicable to the affected Colocation Service expires or terminates prior to Customer’s receipt of any and all credits, then DataBank shall pay to Customer a dollar amount equal to the unused credits within thirty (30) calendar days of such expiration or termination.
13. Warranty. Subject to Section 12.1 of the Agreement DataBank, warrants that the AC or DC power to the Space shall be available for the percentage of time set forth in Section 12.1 above. In the event of an Outage, DataBank shall use commercially reasonable efforts under the circumstances to remedy any delays, interruptions, mistakes, accidents or errors in the Colocation Services caused by a loss of power and to restore power to comply with the terms hereof. THE REMEDYS SET FORTH IN THE SERVICE LEVEL WARRANTY AND THE OUTAGE CREDIT REMEDY SET FORTH IN SECTION 12.2 ABOVE SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF CUSTOMER IN THE EVENT OF ANY FAILURE, INTERRUPTION OR DEGRADATION OF

THE COLOCATION SERVICE INCLUDING AN OUTAGE AND FOR BREACH OF WARRANTY.

EXHIBIT A
REALPAGE INSURANCE COVERAGE
CERTIFICATE OF INSURANCE

DataBank Service Level Agreement (SLA)
     DataBank provides the following Service Level Agreement (SLA) under that certain Master Services Agreement (MSA) between DataBank and Customer of even date herewith. DataBank will issue the following credits based on its failure to comply with the requirements of the SLA hereunder, if such credit is requested by Customer and verified by DataBank. This SLA is incorporated into and made a part of the MSA by this reference.
     To receive credit hereunder, the Customer must contact DataBank Customer Service within fifteen (15) days of the end of the month for which credit is requested. Customer must provide a written explanation of the reported problem with instances.
     DataBank Contact Information:
     Toll Free:          1.800.951.1034
     Local:                214.720.2266
     Cabinet Availability Commitment
     DataBank commits that an order for up to 15 cabinets at an individual facility will be installed within 45 business days beginning with DataBank’s acceptance of the Customer order. DataBank commits that an order for 16-50 cabinets at an individual facility will be installed within 60 business days beginning with DataBank’s acceptance of the Customer order. Installation times on orders for 51 or more cabinets at an individual facility will be determined on an individual case basis (ICB).
     Power Availability Guarantee
     DataBank guarantees that AC and/or DC power will be available to the Customer’s space/rack/cabinet 100% of the time if redundant circuits are delivered; otherwise 99.999% (Power Availability Guarantee). Should DataBank fail to meet the Power Availability Guarantee, DataBank, upon the Customer’s request, will credit the Customer’s monthly invoice for the actual time of the service disruption. The Power Availability Guarantee applies to the affected space/rack/cabinet only. Each failure of a Guarantee hereunder shall be treated as an “Outage” subject to an “Outage Credit” as described in the Colocation Addendum.
     This Power Availability Guarantee does not apply to temporary power outages during pre-announced and scheduled maintenance windows or tripped breakers operating above 80% of the breaker rating. If in DataBank’s control, DataBank will notify Customer in writing with seven (7) days prior written notice with regard to activities such as power upgrades or planned building power shutdowns via a High Risk Activity Notice.
     HVAC Commitment
     DataBank will commit to maintain— over a 24-hour period — an average temperature of 72-78 degrees Fahrenheit within Collocation area cold aisles. However, temperatures may temporarily fluctuate in the range of 68 to 79 degrees Fahrenheit (in any event for no more than twenty-four (24) hours), and DataBank does not commit to any temperature range inside cabinets, within private suites or in hot aisles. Each failure of a Guarantee hereunder shall be treated as an “Outage” subject to an “Outage Credit” as described in the Colocation Addendum.
     Relative Humidity Guarantee
     DataBank will commit to maintain — over a 24-hour period — an average relative humidity of 50% within the Collocation Area. However, operating percentages may temporarily fluctuate in the range of 45 to 55 percent(in any event for no more than twenty-four (24) hours, and DataBank does not commit to humidity percentages within specific cabinets or private suites. Each failure of a Guarantee hereunder shall be treated as an “Outage” subject to an “Outage Credit” as described in the Colocation Addendum.
     Cross-Connect Availability Guarantee
     DataBank guarantees that cross-connects terminated at the Main Distribution Frame will be available to the Customer 100% of the time after initial installation (Cross Connect Availability Guarantee). Should DataBank fail to meet the Cross-Connect Availability Guarantee, DataBank, upon the Customer’s request, will credit the Customer’s monthly invoice for the actual time of the service disruption. The Cross-Connect Availability Guarantee applies to the cross-connect for the affected circuit only. Each failure of a Guarantee hereunder shall be treated as an “Outage” subject to an “Outage Credit” as described in the Colocation Addendum.
     This Cross-Connect Availability Guarantee does not apply to service provider outages, equipment failure on the part of either the Customer or service provider, or Customer created service disruptions.
     Hours of Operation Guarantee
     DataBank will guarantee that the facility will be open and available to authorized Customer representatives, who have received facility access cards and have been entered into the bio-metric system, twenty-four hours a day and seven days a week for unescorted access.
     Customer representatives who are authorized to enter the site will notify DataBank if they are not able to gain access to the site by contacting 1800.951.1034. Upon this notification, DataBank will notify security to provide site access within 60 minutes. The preceding two sentences constitute the “Hours of Operation Guarantee.”
     Should DataBank fail to meet the dispatch requirements of the Hours of Operation Guarantee for any one instance, DataBank, upon the Customer’s request, will credit the Customer’s monthly invoice one (1) day for each instance within a 24-hour period, up to a maximum of seven (7) days per month.
     Customer representatives wishing to access the facility who are not listed in the Security Access Database, as well as those without their DataBank issued access cards, are not eligible for the Hours of Operation Guarantee.

     Security Guarantee
     DataBank will guarantee that the facility will be kept secure from any unauthorized access. DataBank will provide prior notification to Customer of required access to Customer’s space for maintenance or repairs of DataBank equipment or facilities and will keep accurate logs of all persons granted access to Customer’s space for any reason.
     DataBank commits that in the event of a security breach where an unauthorized individual obtains access to Customer’s Collocation space in the DataBank Data Center, DataBank shall notify Customer immediately, and DataBank will make available, at the Customer’s request, video surveillance tapes to be reviewed with the supervision of a DataBank employee within two (2) business days. DataBank commits that in the event of any other security breach, DataBank shall notify Customer immediately, and, to the extent the security breach relates to the Customer colocation space, will cooperate with Customer in taking whatever remedial steps may be required, including without limitation, remedial steps required by law. The two preceding sentences shall be referred to herein as the “Security Commitment Guarantee.”
     DataBank also commits that in the event of a security breach, DataBank will make available, at the Customer’s request, access log database records to be reviewed under the supervision of a DataBank employee within two (2) business days.
     In the event DataBank breaches any of the foregoing Guarantees more than three (3) times within any twelve (12) month period (whether the same or different Guarantees), Customer may terminate this Agreement without penalty, or payment of any termination fee or liquidated damages, by providing thirty (30) days prior written notice to DataBank.
     Definition of “Chronic Problems”: refer to Section 12.2 of the Colocation Addendum of the “MSA”.

DATABANK 2626 Cole Ave. — Suite 950	Service Order	Customer:	Real Page
Dallas, TX 75204	5/31/2007	Contact:	Jerry Wacaster
		Tel:	972 820-3359
214.720.2266

Service	Description	Qty	MRC		NRC		Total MRC		Total NRC
Data Center Space	500 Sq Ft Private Cage	500	$	[***]	$	[***]	$	[***]	$	[***]
Power Limitations	Real Page will be allowed to install up to 175 Watts Per Sq Ft
AC Amps — 20 amp 115/120V 1PH	20 Amps of 120V AC power for A feed.	2	$	[***]	$	[***]	$	[***]	$	[***]
AC Amps — 20 amp 115/120V 1PH	20 Amps of 120V AC power for B feed. Redundant circuit for backup. The draw from the combined A & B circuit will not exceed 18 amps or 80% of the A side amps	2	$	[***]	$	[***]	$	[***]	$	[***]
AC Amps — 20 amp 208/220V 1PH	20 Amps of 208V Single Phase AC power for A feed.	9	$	[***]	$	[***]	$	[***]	$	[***]
AC Amps — 20 amp 208/220V 1PH	20 Amps of 208V Single Phase AC power for B feed. Redundant circuit for backup. The draw from the combined A & B circuit will not exceed 24 amps or 80% of the A side amps	9	$	[***]	$	[***]	$	[***]	$	[***]
AC Amps — 30 amp 208/220V 1PH	30 Amps of 208V Single Phase AC power for A feed.	8	$	[***]	$	[***]	$	[***]	$	[***]
AC Amps — 30 amp 208/220V 1PH	30 Amps of 208V Single Phase AC power for B feed. Redundant circuit for backup. The draw from the combined A & B circuit will not exceed 24 amps or 80% of the A side amps	4	$	[***]	$	[***]	$	[***]	$	[***]
Internet Access	Multi-homed Internet Access (The platform currently has 4 Tier 1 one carriers — Level 3, Time Warner, Savvis, and Sprint) Carriers may change in the future. Internet Access is priced per meg and will be burstable to 100 megs. The overage will be billed using the 95th percentile billing method.	0	$	[***]	$	[***]	$	[***]	$	[***]
CAT5e Cross Connect	CAT5e Cross Connect to DataBank Internet Access platform.	0	$	[***]	$	[***]	$	[***]	$	[***]
Fiber X-Con	SM Fiber Cross Connect to Carriers in B1 meet-me-room	0	$	[***]	$	[***]	$	[***]	$	[***]

Service	Description	Qty	MRC		NRC		Total MRC		Total NRC
Helping Hands	Level 1 support for equipment rack and stack, power cycle (priced per hour during normal business hours)	0	$	[***]	$	[***]	$	[***]	$	[***]
							Monthly		Setup
Totals							$	[***]	$	[***]
LENGTH OF TERM AND AUTHORIZED SIGNATURES
Length of Contract Term:                     36 Months

Customer:		DATABANK

Signature: Print Name:	/s/ Kevin Plemons Kevin Plemons	Signature: Print Name:	/s/ Patrick Guadalajara Patrick Guadalajara
Title:	Director of IT	Title:	President
Date:	5/31/07	Date:	5/31/07
Notes: Price does not include shipping and tax.
     The Master Service Agreement (“MSA”) between DataBank and Customer is hereby incorporated into this Service Order and made a part hereof, and Customer and DataBank hereby agree to be bound as if such MSA were fully set forth herein.
     This Service Order must be accompanied by check in the amount of total NRC and one (1) month MRC. Client will receive monthly invoice with terms of Net 30.